UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                            SCHEDULE 13G

              Under the Securities Exchange Act of 1934



NAME OF ISSUER                SEPRACOR, INC.

TITLE OF CLASS OF SECURITIES       Common

CUSIP NUMBER                  817315104


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
























                         Page 1 of 13 Pages

                                 13G

CUSIP No. 817315104                               Page 2 of 13 Pages
--------------------------------------------------------------------
----------
1.   Name of reporting person
     S.S. or I.R.S. identification no. of above person

     Marsh & McLennan Companies, Inc.
     36-2668272
--------------------------------------------------------------------
----------
2.   Check the appropriate box if a member of a group*
     (a)(   )       (b)(   )
--------------------------------------------------------------------
----------
3.   SEC use only

--------------------------------------------------------------------
----------
4.   Citizenship or place of organization

     Delaware
--------------------------------------------------------------------
----------
                                                  5.   Sole Voting
                                   Power

                                   NONE
                              -----------------------------
Number of shares                   )    6.   Shared Voting Power
Beneficially   )
Owned by each  )              NONE
Reporting           )              -----------------------------
Person with:                       )    7.   Sole Dispositive Power

                                   NONE
                              -----------------------------
                                                  8.   Shared
                                   Dispositive Power

                                   NONE
--------------------------------------------------------------------
----------
9.   Aggregate amount beneficially owned by each reporting person

     NONE
--------------------------------------------------------------------
----------
10. Check box if the aggregate amount in row (9) excludes certain shares*

--------------------------------------------------------------------
----------
11.     Percent of class represented by amount in row 9

     NONE
--------------------------------------------------------------------
----------
12.     Type of Reporting person*

     HC
--------------------------------------------------------------------
----------

                                 13G

CUSIP No. 817315104                               Page 3 of 13 Pages
--------------------------------------------------------------------
----------
1.   Name of reporting person
    S.S. or I.R.S. identification no. of above person

       Putnam Investments, Inc.
       04-2539558
--------------------------------------------------------------------
----------
2.   Check the appropriate box if a member of a group*
          (a)(   )       (b)(   )
--------------------------------------------------------------------
----------
3.      SEC use only

--------------------------------------------------------------------
----------
4.      Citizenship or place of organization

          Massachusetts
--------------------------------------------------------------------
----------
                                                  5.   Sole Voting
                                   Power

                                   NONE
Number of       shares   )              ----------------------------
-
Beneficially                       )    6.   Shared Voting Power
owned by each  )
                                   58,467
Reporting           )
Person with:   )              -----------------------------
                                                  7.   Sole
                                   Dispositive Power

                                   NONE
                              -----------------------------
                                                  8.   Shared
                                   Dispositive Power

                                   3,569,863
--------------------------------------------------------------------
----------
9.   Aggregate amount beneficially owned by each reporting person

               3,569,863

--------------------------------------------------------------------
----------
10. Check box if the aggregate amount in row (9) excludes certain shares*

--------------------------------------------------------------------
----------
11.     Percent of class represented by amount in row 9

               12.6%
--------------------------------------------------------------------
----------
12.     Type of Reporting person*

       HC
--------------------------------------------------------------------
----------

                                 13G

CUSIP No. 817315104                               Page 4 of 13 Pages
--------------------------------------------------------------------
----------
1.      Name of reporting person
        S.S. or I.R.S. identification no. of above person

        Putnam Investment Management, Inc.
       04-2471937
--------------------------------------------------------------------
----------
2.      Check the appropriate box if a member of a group*
          (a)(   )       (b)(   )
--------------------------------------------------------------------
----------
3.      SEC use only

--------------------------------------------------------------------
----------
4.   Citizenship or place of organization

     Massachusetts
--------------------------------------------------------------------
----------
                                                  5.   Sole Voting
                                   Power

                                   NONE
Number of       shares   )              ----------------------------
-
Beneficially                       )    6.   Shared Voting Power
Owned by each  )
Reporting           )              NONE
Person with:   )              -----------------------------
                                                  7.   Sole
                                   Dispositive Power

                                   NONE
                              -----------------------------
                                             8.   Shared Dispositive
                                   Power

                                   3,438,369
--------------------------------------------------------------------
----------
9.      Aggregate amount beneficially owned by each reporting person

          3,438,369
--------------------------------------------------------------------
----------
10. Check box if the aggregate amount in row (9) excludes certain shares*

--------------------------------------------------------------------
----------
11.     Percent of class represented by amount in row 9

          12.1%
--------------------------------------------------------------------
----------
12.     Type of Reporting person*

        IA
--------------------------------------------------------------------
        ----------

                                 13G

CUSIP No. 817315104                               Page 5 of 13 Pages
--------------------------------------------------------------------
----------
1.   Name of reporting person
        S.S. or I.R.S. identification no. of above person

        The Putnam Advisory Company, Inc.
        04-6187127
--------------------------------------------------------------------
----------
2.      Check the appropriate box if a member of a group*
          (a)(   )       (b)(   )
--------------------------------------------------------------------
----------
3.      SEC use only

--------------------------------------------------------------------
----------
4.      Citizenship or place of organization

               Massachusetts
--------------------------------------------------------------------
----------
                                                  5.   Sole Voting
                                   Power

                                   NONE
Number of       shares   )              ----------------------------
-
Beneficially                       )    6.   Shared Voting Power
Owned by each  )
Reporting           )              58,467
Person with:   )              -----------------------------
                                                  7.   Sole
                                   Dispositive Power

                                   NONE
                              -----------------------------
                                                  8.   Shared
                                   Dispositive Power

                                   131,494
--------------------------------------------------------------------
----------
9.   Aggregate amount beneficially owned by each reporting person

               131,494
--------------------------------------------------------------------
----------
10. Check box if the aggregate amount in row (9) excludes certain shares*

--------------------------------------------------------------------
----------
11.  Percent of class represented by amount in row 9

     0.46445501%
--------------------------------------------------------------------
----------
12.  Type of Reporting person*

        IA
--------------------------------------------------------------------
----------


                                 13G

CUSIP No. 817315104                               Page 6 of 13 Pages
--------------------------------------------------------------------
----------
1.   Name of reporting person
        S.S. or I.R.S. identification no. of above person

        Putnam New Opportunities Fund
        04-3091455
--------------------------------------------------------------------
----------
2.      Check the appropriate box if a member of a group*
          (a)(   )       (b)(   )
--------------------------------------------------------------------
----------
3.      SEC use only

--------------------------------------------------------------------
----------
4.      Citizenship or place of organization

               Massachusetts
--------------------------------------------------------------------
----------
                                                  5.   Sole Voting
                                   Power

                                   NONE
Number of       shares   )              ----------------------------
-
Beneficially                       )    6.   Shared Voting Power
Owned by each  )
Reporting           )              NONE
Person with:   )              -----------------------------
                                                  7.   Sole
                                   Dispositive Power

                                   NONE
                              -----------------------------
                                                  8.   Shared
                                   Dispositive Power

                                   997,600
--------------------------------------------------------------------
----------
9.   Aggregate amount beneficially owned by each reporting person

    997,600
--------------------------------------------------------------------
----------
10. Check box if the aggregate amount in row (9) includes certain shares*

--------------------------------------------------------------------
----------
11.  Percent of class represented by amount in row 9

     3.523660275%
--------------------------------------------------------------------
----------
12.  Type of Reporting person*

     IC
--------------------------------------------------------------------
----------

                                 13G

CUSIP No. 817315104                               Page 7 of 13 Pages
--------------------------------------------------------------------
----------
1.   Name of reporting person
        S.S. or I.R.S. identification no. of above person

        Putnam Voyager Fund
        04-6187125
--------------------------------------------------------------------
----------
2.      Check the appropriate box if a member of a group*
          (a)(   )       (b)(   )
--------------------------------------------------------------------
----------
3.      SEC use only

--------------------------------------------------------------------
----------
4.      Citizenship or place of organization

               Massachusetts
--------------------------------------------------------------------
----------
                                                  5.   Sole Voting
                                   Power

                                   NONE
Number of       shares   )              ----------------------------
-
Beneficially                       )    6.   Shared Voting Power
Owned by each  )
Reporting           )              NONE
Person with:   )              -----------------------------
                                                  7.   Sole
                                   Dispositive Power

                                   NONE
                              -----------------------------
                                                  8.   Shared
                                   Dispositive Power

                                   924,285
--------------------------------------------------------------------
----------
9.   Aggregate amount beneficially owned by each reporting person

     924,285
--------------------------------------------------------------------
----------
10. Check box if the aggregate amount in row (9) excludes certain shares*

--------------------------------------------------------------------
----------
11.  Percent of class represented by amount in row 9

     3.264701621%
--------------------------------------------------------------------
----------
12.  Type of Reporting person*

       IC
--------------------------------------------------------------------
----------

                                 13G

CUSIP No. 817315104                               Page 8 of 13 Pages
--------------------------------------------------------------------
----------
1.   Name of reporting person
        S.S. or I.R.S. identification no. of above person

--------------------------------------------------------------------
----------
2.      Check the appropriate box if a member of a group*
          (a)(   )       (b)(   )
--------------------------------------------------------------------
----------
3.      SEC use only

--------------------------------------------------------------------
----------
4.      Citizenship or place of organization

               Massachusetts
--------------------------------------------------------------------
----------
                                                  5.   Sole Voting
                                   Power

                                   NONE
Number of       shares   )              ----------------------------
-
Beneficially                       )         6.   Shared Voting
                                   Power
Owned by each  )
Reporting           )              NONE
Person with:   )              -----------------------------
                                                  7.   Sole
                                   Dispositive Power

                                   NONE
                              -----------------------------
                                                  8.   Shared
                                   Dispositive Power

                                   0
--------------------------------------------------------------------
----------
9.   Aggregate amount beneficially owned by each reporting person

     0
--------------------------------------------------------------------
----------
10. Check box if the aggregate amount in row (9) excludes certain shares*

--------------------------------------------------------------------
----------
11.  Percent of class represented by amount in row 9

       0%
--------------------------------------------------------------------
----------
12.  Type of Reporting person*

     IC
--------------------------------------------------------------------
----------
                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D. C.  20549

                            SCHEDULE 13G

              Under the Securities Exchange Act of 1934
                          (Amendment No. 1)



Item 1(a)      Name of Issuer:          SEPRACOR, INC.

Item 1(b)      Address of Issuer's Principal Executive Offices:

111 Locke Dr., Marlborough, MA  01757,

Item 2(a)                               Item 2(b)

Name of Person Filing:                            Address or
                                   Principal Office or, if NONE,
                                   Residence:

Putnam Investments, Inc.           One Post Office Square
     ("PI")                             Boston, Massachusetts 02109
on behalf of itself and:

*Marsh & McLennan Companies, Inc.       1166 Avenue of the Americas
    ("MMC")                             New York, NY  10036

Putnam Investment Management, Inc.      One Post Office Square
    ("PIM")                             Boston, Massachusetts 02109

The Putnam Advisory Company, Inc.       One Post Office Square
    ("PAC")                             Boston, Massachusetts 02109

**Putnam New Opportunities Fund                   One Post Office
Square
                                   Boston, Massachusetts  02109
**Putnam Voyager Fund              One Post Office Square
                                   Boston, Massachusetts  02109
**                  One Post Office Square
                                        Boston, Massachusetts  02109
Item 2(c)           Citizenship:  PI, PIM and PAC are corporations
               organized under Massachusetts law. The citizenship of other persons identified in Item 2(a) is designated as follows:

               *    Corporation - Delaware law
                              **   Voluntary association known as
                    Massachusetts business trust - Massachusetts law


Item 2(d)      Title of Class of Securities: Common

Item 2(e)      Cusip Number:  817315104

                         Page 9 of 13 Pages


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


(a)(   )  Broker or Dealer registered under Section 15 of the Act


(b)(   )  Bank as defined in Section 3(a)(6) of the Act


(c)(   )  Insurance Company as defined in Section 3(a)(19) of the
          Act


(d)( X  ) Investment Company registered under Section 8 of the
          Investment Company Act


(e)( X )  Investment Adviser registered under Section 203 of the
          Investment Advisers Act of 1940


(f)( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (Section
          240.13d-1(b)(1)(ii)(F)


(g)( X )  Parent Holding Company, in accordance with Section
          240.13d-1(b)(ii)(G)


(h)(   )  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)





                           Page 10 of 13 Pages

Item 4.
Ownership.
                              M&MC                PIM*           PAC            PI
                              -----                    -----               ---            ----
                         (Parent holding               (Investment advisers          (Parent company
                         company to PI)           & subsidiaries of PI)         to PIM and PAC)


(a)  Amount Beneficially
     Owned:                   NONE                3,438,369 +    131,494   =    3,569,863

(b)  Percent of Class:             NONE                12.1%          +
0.46445501%         =    12.6%

(c)  Number of shares as
     to which such person has:

(1)  sole power to vote
     or to direct the vote;
     (but see Item 7)              NONE                NONE           NONE           NONE

(2)  shared power to vote
     or to direct the vote;
     (but see Item 7)              NONE                NONE           58,467              58,467

(3)  sole power to dispose
     or to direct the
     disposition of;
     (but see Item 7)              NONE                NONE           NONE           NONE

(4)  shared power to
     dispose or to direct
     the disposition of;
     (but see Item 7)              NONE                ALL            ALL            ALL


*As part of the Putnam Family of Funds, and the 3,438,369 shares held by PIM, Putnam New Opportunities Fund held 3.523660275% or 997,600 shares.
                               Page 11 of 13 Pages


Item 5.   Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date thereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

Item 6. Ownership of More than Five/Ten Percent on Behalf of Another Person:
No persons other than the persons filing this Schedule 13G have an economic interest in the securities reported on which relates to more than five percent of the class of securities. Securities reported on this Schedule 13G as being beneficially owned by M&MC and PI consist of securities beneficially owned by subsidiaries of PI which are registered investment advisers, which in turn include securities beneficially owned by clients of such investment advisers, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

Item 7.   Identification and Classification of the
Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

PI, which is a wholly-owned subsidiary of M&MC, wholly owns two registered investment advisers: Putnam Investment Management, Inc., which is the investment adviser to the Putnam family of mutual funds and The Putnam Advisory Company, Inc., which is the investment adviser to Putnam's institutional clients. Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and The Putnam Advisory Company, Inc. has shared voting power over the shares held by the institutional clients. Pursuant to Rule 13d-4, M&MC and PI declare that the filing of this Schedule 13G shall not be deemed an admission by either or both of them that they are, for the purposes of Section 13(d) or 13(g) the beneficial owner of any securities covered by this Section 13G, and further state that neither of them have any power to vote or dispose of, or direct the voting or disposition of, any of the securities covered by this Schedule 13G.

Item 8. Identification and Classification of Members of the Group:
          Not applicable.

Item 9.   Notice of Dissolution of Group:

          Not applicable.

Item 10.  Certification.

                     Page 12 of 13 Pages

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


PUTNAM INVESTMENTS, INC.


     /s/Frederick S. Marius
BY:  -------------------------------------------
     Signature

     Name/Title:    Frederick S. Marius
     Vice President and Counsel

     Date:     December 8, 1998


For this and all future filings, reference is made to Power of Attorney dated November 9, 1992, with respect to duly authorized signatures on behalf of Marsh & McLennan Companies, Inc., Putnam Investments, Inc., Putnam Investment Management, Inc., The Putnam Advisory Company, Inc. and any Putnam Fund wherever applicable.

For this and all future filings, reference is made to an Agreement dated June 28, 1990, with respect to one filing of
Schedule 13G on behalf of said entities, pursuant to Rule
13d-1(f)(1).






                     Page 13 of 13 Pages